Exhibit 1.01

SIGMA DESIGNS, INC.

CONFLICT MINERALS REPORT

For the Year Ended December 31, 2014

This Conflict Minerals Report contains forward-looking statements regarding our plans to take additional actions or to implement additional policies with respect to our due diligence efforts to further mitigate the risk that conflict minerals could benefit armed groups in the Covered Countries. We undertake no obligation to publically update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INTRODUCTION

This Conflict Minerals Report (“Report”) of Sigma Designs, Inc. has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 (together, the “Rule”) for the reporting period of January 1, 2014 to December 31, 2014.

The Rule requires disclosure of certain information when a registrant manufactures or contracts to manufacture product for which the minerals specified in the Rule are necessary to the functionality or production of those products. The rule further requires the disclosure of information related to the use in their products of minerals originating in the DRC and the countries adjoining the DRC (collectively, “Covered Countries”). Adjoining countries are those countries that share an internationally recognized border with the DRC. The minerals currently subject to the SEC’s disclosure requirements are columbite-tantalite (coltan), cassiterite, wolframite and gold, and their derivatives, including tin, tantalum and tungsten (collectively, “Conflict Minerals”).

COMPANY OVERVIEW

Sigma Designs, Inc. (“Sigma”) is a fabless semiconductor solutions provider offering intelligent media platforms for use in the home entertainment and home control markets. Our goal is to ensure that our solutions serve as the foundation for some of the world’s leading consumer products, including SmartTVs, Set-top Boxes, Media Connectivity and IoT devices. Our business generates revenue primarily by delivery of semiconductors that are targeted toward end-product manufacturers, Original Equipment Manufacturers, or OEMs, and Original Design Manufacturers, or ODMs.

As a “fabless” semiconductor company we depend on multiple third party foundry subcontractors to manufacture our integrated circuit products. We also depend on third parties for other aspects of the manufacturing process, including assembly and packaging. Due to this model, we do not directly purchase the raw materials used in the manufacture of our products nor do we engage in purchasing activities in the Covered Countries. As a result, we have relied on our direct suppliers, and on information available from industry sources, for the purposes of this Report.

REASONABLE COUNTRY OF ORIGIN INQUIRY

We conducted a good faith Reasonable Country of Origin Inquiry (“RCOI”) to determine whether any Conflict Minerals were used in the manufacture of our integrated circuits may have originated in the Covered Countries. The RCOI was designed to determine whether any necessary Conflict Minerals may have originated in the Covered Countries or may have come from recycled or scrap sources. We have requested supply chain information from our direct suppliers based on the Electronic Industry Citizenship Coalition (“EICC”) Glboal e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (“CMRT”).

Due to the complexity of our supply chain, we relied on information provided from all 10 of our direct suppliers, which include assembly houses, and module manufacturers, which we have concluded accounts for a 100 percent of our suppliers in 2014. According to the responses received:

●	We identified 125 smelters and refiners that were reported by our suppliers to potentially be in our supply chain.
●

Of these 125 smelters and refiners, 106 are listed as compliant on the Conflict Free Sourcing Initiative (“CFSI”) Conflict Free Smelters Program (“CFSP”) list, 15 of the identified smelters or refiners were noted as active on the CFSP Active List or were a Tungsten Industry-Conflict Minerals Council member (“TI-CMC”) in the applicable reporting period. 3 smelters or refiners were reported by our suppliers to have been recognized by CFSI to be processors of necessary Conflict Minerals, but have not been listed by CFSI as compliant or active with the CFSP or an equivalent smelter auditing program. 1 smelter was has not been recognized by the CFSI or listed by the CFSI as compliant or active with the CFSP.

DUE DILIGENCE MEASURES

For the reporting period from January 1, 2014 to December 31, 2014, we conducted a due diligence on the source and chain of custody of Conflict Minerals that were necessary to the functionality or production of our products. We have designed our Conflict Minerals due diligence measures in accordance with the framework in the “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition),” published by the Organization for Economic Cooperation and Development (“OECD”), and the related supplements for Conflict Minerals. The design of our due diligence measures include provisions for each of the five steps in the OECD Due Diligence Framework:

Step One: Establish Strong Company Management Systems

In 2014, we maintained a Conflict Minerals Policy to demonstrate our commitment to responsible sourcing in our supply chain. As part of our Conflict Minerals Policy, we conduct a supply chain survey with our direct suppliers using the CMRT. We maintained an internal team to manage and oversee our Conflict Minerals due diligence efforts, which included representatives from Quality Assurance (Operations), Finance, Legal and Corporate Compliance. We also improved upon the established documentation and record maintenance mechanism to ensure the retention of relevant documentation related to our supplier Conflict Mineral disclosures.

Step Two: Identify and Assess Risks in the Supply Chain

We issued request letters to our direct suppliers to complete the CMRT. As part of the risk identification and assessment process, we required our suppliers to provide smelter identification numbers in the CIDxxxxxx (adopted in 2014). We reviewed supplier-responses to the CMRT and compared the results against the list of smelters and refiners that have either been deemed active or validated as compliant with the CFSP.

Step Three: Design and Implement Strategies to Respond to Identified Risks

We developed mechanisms and procedures for communicating and encouraging those suppliers who were either non-responsive or gave problematic responses. Those suppliers who fail to disclose information pursuant to our requests are targeted for removal from our supply chain.

Step Four: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence

As we do not source necessary Conflict Minerals directly from smelters or refiners, we rely on third-party auditing programs, like the CFSP, to validate the responses we receive from our suppliers.

Step Five: Report Annually on Supply Chain Due Diligence

We submit this Form SD and our Conflict Minerals Report to the SEC pursuant to requirements, and we publish these reports on our company website at www.sigmadesigns.com.

RESULTS OF DUE DILIGENCE PERFORMED

A large majority of our direct suppliers reported smelter or refiner information for their organization as a whole. As a result, some smelters or refiners that were reported may not be affiliated with our products. As a result of our diligence measures, we have concluded that our efforts did not result in information sufficient to conclusively determine the country of origin of the necessary Conflict Minerals in our products or whether the necessary Conflict Minerals which may be associated with our products directly or indirectly financed or benefited armed groups in the Covered Countries.

Our Conflict Minerals Report is publicly available at www.sigmadesigns.com.

RISK MITIGATION AND IMPROVED DUE DILIGENCE

We intend to take steps to improve due diligence and to further mitigate risk that necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries. These steps include:

●	Continuing to encourage our direct suppliers to purchase materials from smelters listed on the compliant Conflict Free Smelter List.
●	Continuing to request relevant Conflict Minerals information from our suppliers using up-to-date information requests forms.
●	Continuing to add reporting requirements related to Conflict Minerals disclosures in new or renewed supplier agreements.
●	Improving our internal program management structure to support our supply chain due diligence.

Reported smelter AND REFINER list

The table below provides the names of the smelters and refiners that were identified through direct supplier responses to the supply chain survey for the period covered by this Report. The smelter or refiner names appear as they are listed on the CFSI Smelter or Refiner Lists. We cannot confirm that any or all smelters in this table processed the necessary Conflict Minerals contained in our products, as many of our direct suppliers identified the total number smelters in their organizational supply chain.

Smelters and refiners noted with an asterisk (*) in this table were listed by CFSI as compliant under the CFSP’s assessment and audit protocol. Smelters or refiners noted as Active (Active) in this table were on the CFSP Active List or a TI-CMC Member in the reporting period.

Metal	Smelter Name
Gold	Aida Chemical Industries Co. Ltd.*
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*
Gold	AngloGold Ashanti Córrego do Sítio Minerção*
Gold	Argor-Heraeus SA*
Gold	Asahi Pretec Corporation*
Gold	Asaka Riken Co Ltd (Active)
Gold	Aurubis AG*
Gold	Chimet S.p.A.*
Gold	The Refinery of Shandong Gold Mining Co. Ltd*
Gold	Dowa*
Gold	Eco-System Recycling Co., Ltd.*
Gold	Heimerle + Meule GmbH*
Gold	Heraeus Ltd. Hong Kong*
Gold	Heraeus Precious Metals GmbH & Co. KG*
Gold	Ishifuku Metal Industry Co., Ltd.*
Gold	Jiangxi Copper Company Limited (Active)
Gold	Johnson Matthey Inc.*
Gold	Johnson Matthey Limited*
Gold	JX Nippon Mining & Metals Co., Ltd.*
Gold	Kennecott Utah Copper LLC*
Gold	Kojima Chemicals Co., Ltd.*
Gold	LS-NIKKO Copper Inc.*
Gold	Materion*
Gold	Matsuda Sangyo Co., Ltd.*
Gold	Metalor Technologies SA*
Gold	Metalor Technologies (Hong Kong) Ltd*
Gold	Metalor USA Refining Corporation*
Gold	Mitsubishi Materials Corporation*
Gold	Mitsui Mining and Smelting Co., Ltd.*
Gold	Nihon Material Co. LTD*
Gold	Ohio Precious Metals, LLC*
Gold	Ohura Precious Metal Industry Co., Ltd*
Gold	PAMP SA*
Gold	JX Nippon Mining & Metals Co., Ltd.*
Gold	PX Précinox SA*
Gold	Rand Refinery (Pty) Ltd*
Gold	Royal Canadian Mint*

Gold	SEMPSA Joyería Platería SA*
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*
Gold	Solar Applied Materials Technology Corp.*
Gold	Sumitomo Metal Mining Co., Ltd.*
Gold	Tanaka Kikinzoku Kogyo K.K.*
Gold	Tokuriki Honten Co., Ltd*
Gold	Umicore SA Business Unit Precious Metals Refining*
Gold	United Precious Metal Refining, Inc.*
Gold	Valcambi SA*
Gold	Western Australian Mint trading as The Perth Mint*
Gold	CCR Refinery – Glencore Canada Corporation*
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.*
Gold	Yokohama Metal Co Ltd (Active)
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*
Tantalum	Changsha South Tantalum Niobium Co., Ltd. *
Tantalum	Conghua Tantalum and Niobium Smeltry *
Tantalum	Exotech Inc. *
Tantalum	F&X Electro-Materials Ltd. *
Tantalum	Global Advanced Metals Boyertown *
Tantalum	H.C. Starck Co., Ltd.*
Tantalum	H.C. Starck GmbH Goslar *
Tantalum	H.C. Starck GmbH Laufenburg *
Tantalum	H.C. Starck Hermsdorf GmbH *
Tantalum	H.C. Starck Inc.*
Tantalum	H.C. Starck Ltd. *
Tantalum	H.C. Starck Smelting GmbH & Co.KG*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*
Tantalum	Jiujiang Tanbre Co., Ltd.*
Tantalum	LSM Brasil S.A.*
Tantalum	Mitsui Mining & Smelting *
Tantalum	Molycorp Silmet A.S.*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*
Tantalum	Plansee SE Liezen*
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	Taki Chemical*
Tantalum	Ulba Metallurgical Plant JSC*
Tantalum	Zhuzhou Cement Carbide*
Tungsten	A.L.M.T. Corp.
Tungsten	Kennametal Huntsville (Active)
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd. (Active)
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. (Active)
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd. (Active)
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*
Tungsten	Global Tungsten & Powders Corp.*
Tungsten	H.C. Starck GmbH
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*
Tungsten	Kennametal Fallon (Active)

Tungsten	Pobedit JSC
Tungsten	Wolfram Bergbau und Hütten AG*
Tungsten	Wolfram Company CJSC (Active)
Tungsten	Xiamen Tungsten Co., Ltd.*
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd. (Active)
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd
Tin	Alpha*
Tin	China Tin Group Co., Ltd. (Active)
Tin	CV Serumpun Sebalai (Active)
Tin	CV United Smelting*
Tin	EM Vinto*
Tin	Fenix Metals (Active)
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*
Tin	Gejiu Zi-Li (Active)
Tin	Huichang Jinshunda Tin Co. Ltd (Active)
Tin	Linwu Xianggui Smelter Co. (Active)
Tin	Malaysia Smelting Corporation (MSC)*
Tin	Metallo Chimique*
Tin	Mineração Taboca S.A.*
Tin	Minsur*
Tin	Mitsubishi Materials Corporation*
Tin	Operaciones Metalurgical S.A.*
Tin	PT Bangka Putra Karya*
Tin	PT Bangka Tin Industry*
Tin	PT Belitung Industri Sejahtera*
Tin	PT Bukit Timah*
Tin	PT DS Jaya Abadi*
Tin	PT Eunindo Usaha Mandiri*
Tin	PT Koba Tin (Active)
Tin	PT Mitra Stania Prima*
Tin	PT Refined Bangka Tin*
Tin	PT Stanindo Inti Perkasa*
Tin	PT Timah (Persero) Tbk Kundur*
Tin	PT Timah (Persero), Tbk Mentok*
Tin	PT Tinindo Inter Nusa*
Tin	Thaisarco*
Tin	White Solder Metalurgia e Mineração Ltda.*
Tin	Yunnan Chengfeng Non-ferrous Metals Co.Ltd. (Active)
Tin	Yunnan Tin Company, Ltd.*